EXHIBIT 10.17(e)
Execution Version
THIRD AMENDMENT TO LEASE
(North Hollywood)
     THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of August 7, 2006 to be effective as of the Effective Date (as defined hereinbelow) by and between SYUFY ENTERPRISES, L.P., a California limited partnership (“Landlord”), and CENTURY THEATRES, INC., a California corporation (“Tenant”).
RECITALS:
     A. Landlord and Century Theatres of California Inc., a California corporation (“Original Tenant”), entered into a certain Lease dated as of September 30, 1995 (the “Original Lease”), for certain premises located in North Hollywood, California.
     B. The Original Lease has been previously amended by (i) that certain First Amendment to Lease dated as of September 1, 2000 (the “First Amendment”), and (ii) that certain Second Amendment to Lease dated as of April 15, 2005 (the “Second Amendment”; the Original Lease as heretofore amended is referred to herein as the “Lease”).
     C. Tenant has succeeded to the interests and assumed the obligations of Original Tenant as the lessee under the Lease.
     D. Landlord and Tenant now desire to further amend the Lease, upon the terms and conditions set forth in this Amendment.
     NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby modified and amended, and Landlord and Tenant hereby agree, as follows:
     1. Recitals Incorporated; Certain Defined Terms. The Recitals set forth above are incorporated into this Amendment and shall be deemed terms and provisions hereof, the same as if fully set forth in this Paragraph 1. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.
     2. Effectiveness. The parties are entering into this Amendment in connection with the contemplated acquisition of all the outstanding capital stock of Century Theatres, Inc. by Cinemark Holdings, Inc. and Cinemark USA, Inc. (the “Acquisition”) pursuant to a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”). This Amendment shall become automatically effective upon, and only upon, the closing of the Acquisition (the “Effective Date”). In the event the Acquisition is not consummated and the Stock Purchase Agreement is terminated, this Agreement shall become void ab initio and of no force and effect.
     3. Initial Term of Lease and Extension Options. Notwithstanding anything to the contrary in the Lease, the current Term of the Lease shall expire on the date that is twelve (12) months after the Effective Date hereof. Thereafter, the Term of this Lease shall automatically renew on a year-to-year basis unless Tenant delivers written notice to Landlord at least sixty

(60) days prior to the then-current expiration date of the Term that Tenant elects not to extend the Term of the Lease.
     4. Landlord’s Recapture Right. If, at any time during the term of the Lease, Tenant fails to satisfy the Operating Condition (defined below), for reasons other than Excused Closure (defined below), and such failure continues for six (6) consecutive months or more, then upon notice from Landlord to Tenant at any time thereafter (provided that the Operating Condition remains unsatisfied), Landlord shall have the right to terminate the Lease and to recapture the Leased Premises, without payment to Tenant, effective upon the date set forth in Landlord’s termination notice (but not sooner than 30 days after the date of the termination notice).
     The term “Operating Condition” shall mean and require that the entire Leased Premises is being continuously operated and regularly open for business to the general public as a motion picture theater complex in accordance with the Lease, at least on such days and at such times that a majority of Century’s and Cinemark’s other motion picture theater complexes in the County of Los Angeles typically are open and operating. The term “Excused Closure” shall mean (i) periods of construction, alterations, renovation, remodeling and repair of the Leased Premises undertaken in accordance with this Lease (including repairs and restoration following damage or destruction due to fire or other casualty) provided that Tenant (A) prosecutes such work to completion with reasonable diligence, (B) exercises its reasonable efforts to minimize the length of time of such closure, and (C) exercises its reasonable efforts to limit the number of motion picture screens at the Premises that are not operated due to such closure; (ii) periods when Tenant cannot practicably operate its business in the Premises as a consequence of force majeure; and (iii) additional periods, not to exceed four (4) days in any Lease Year, when Tenant in its sole discretion elects not to operate its business in the Leased Premises.
     5. Self-Insurance of Property/Casualty Risks. Notwithstanding anything to the contrary set forth in the Lease, during any period in which Tenant maintains a Net Worth (as defined below) of at least One Hundred Million Dollars ($100,000,000.00), Tenant may self insure the so-called “physical property damage insurance” otherwise required to be maintained by Tenant pursuant to the Lease. As used herein, the “Net Worth” of Tenant at any given time shall mean an amount equal to the sum of (A) the product of (1) Tenant’s so-called EBITDA (i.e., earnings before interest, income taxes, depreciation and amortization), calculated in accordance with commercially reasonable past practice preceding the Effective Date by Tenant’s parent corporation, over the 12-month period immediately preceding the time of measurement, multiplied by (2) eight (8), plus (B) the amount of cash and cash equivalents held by Tenant on the most recent anniversary of Tenant’s annual insurance renewal date, minus (C) the amount of outstanding funded debt of Tenant on the determination date.
     6. Damage and Destruction — Repairs by Tenant. Notwithstanding anything to the contrary contained in the Lease, the following shall apply to repairs and restoration upon damage or destruction:
     (A) Tenant’s Obligation to Repair. If the Leased Premises are damaged or destroyed by any peril after the Commencement Date of this Lease, then Tenant shall repair the damage and restore the Leased Premises in accordance with this Section, except as provided in subsection (B) below. Unless Tenant is not required to effect the repairs and restoration pursuant to subsection (B) below, Tenant shall promptly apply for and diligently seek to obtain all necessary governmental permits and approvals for the repair and restoration of the Leased Premises and, upon issuance of such governmental permits and approvals, promptly commence and diligently prosecute the completion of the repairs and restoration of the Leased Premises (to the extent permitted by applicable law) to substantially the same condition in which the Leased Premises were immediately prior to such damage or destruction (subject to any alterations which Tenant would be permitted to make to the Leased Premises pursuant to this Lease).
     (B) If the Leased Premises are damaged or destroyed by fire or other casualty which occurs after the Effective Date hereof, and if the uninsured cost to repair such damage or to restore the Leased Premises (including deductibles) exceeds $50,000, then (i) Tenant shall have the option, upon notice to Landlord not later than one hundred eighty (180) days following the occurrence of the applicable casualty, not to undertake the repairs and restoration of the Leased Premises (provided, however, that Landlord may nullify Tenant’s election not to undertake the repairs and restoration, within thirty (30) days after receiving Tenant’s notice by confirming either (x) that Landlord shall reimburse Tenant for such excess costs within 30 days after the completion of the repairs and restoration and Landlord’s receipt of reasonable supporting documentation of such costs or (y) that Landlord waives its right to terminate this Lease pursuant to Section 18 prior to the date which is 12 months after the repairs and restoration are completed), and (ii) if Tenant so elects not to undertake the repairs and restoration, then Tenant nevertheless shall raze Tenant’s Building and remove from the Leased Premises all building materials and debris and all underground installations that serve only the Leased Premises (including the footings and foundations of Tenant’s Building and the utility lines serving Tenant’s Building) and restore the surface of the Premises to a graded and landscaped surface.
     7. Permitted Assignments and Release. Notwithstanding anything in the Lease to the contrary, the following shall apply and control:
Subject to the next sentence, Tenant may sublet or assign this Lease only upon receipt of Landlord’s written consent which consent Landlord agrees shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Lease to the contrary, it is agreed that at any time during the term of this Lease, Tenant may, without Landlord’s consent or approval (but only upon prior written notice to Landlord), assign this Lease or sublet the Leased Premises to: (i) any wholly-owned subsidiary of Tenant, and (ii) any corporation, trust, partnership or individual that owns fifty percent (50%) or more of the issued and outstanding stock of Tenant. A change in control of Tenant shall not constitute an assignment of this Lease requiring Landlord’s consent or approval, provided, however, that if any assignee under clause (i) above ceases to be a wholly owned subsidiary of Tenant, then the same shall be deemed to constitute an assignment which is prohibited without Landlord’s approval under Article XI of the Lease. No assignment, subletting or other transfer of the Lease or the Leased Premises shall relieve or release Tenant from any liabilities or obligations arising under the Lease.

     8. Leasehold Financing. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right, without Landlord’s consent to encumber the leasehold estate created under the Lease and/or to grant a security interest in Tenant’s removable trade fixtures, furnishings and equipment located within the Leased Premises (but not to encumber Landlord’s fee interest in the Premises), to secure financing provided to Tenant by any bank, thrift institution, insurance company or other institutional lender. Tenant agrees to notify Landlord of any such encumbrance. With respect to any such leasehold financing (and provided that Tenant is not in default under the Lease beyond any applicable notice or cure period), upon thirty (30) days’ prior written request from Tenant, Landlord will execute and deliver to the secured lender a “Landlord’s Agreement” in the form attached hereto as Exhibit “A-1”.
     9. [Intentionally Omitted].
     10. Gross Sales. Notwithstanding anything in the Lease to the contrary the definition of Gross Sales shall be as follows:
     “Gross Sales” shall mean the total amount of all revenues (whether in cash or credit) generated or derived from the conduct of any business at the Leased Premises, including (without limitation) all box office receipts of or at the Leased Premises (including receipts from tickets or gift certificates redeemed at the Leased Premises regardless of the point of sale), as well as any and all receipts from the sale of goods, services, merchandise, beverages, food, vending machines and video games at the Leased Premises; provided, however, that the following shall be excluded from “Gross Sales” (i) credits and refunds made with respect to admissions or other sales otherwise included in Gross Sales, (ii) all federal, state, county and city admission taxes, sales and use taxes, entertainment taxes, royalty taxes, gross receipt taxes and other similar taxes now or hereafter imposed and owing to the taxing authority by Tenant (whether such taxes are collected from customers separately from the selling price of admission tickets or absorbed by Tenant); (iii) receipts from the sale of gift certificates or tickets sold but not redeemed at the Leased Premises; (iv) with respect to any tickets or admissions ordered or paid for over the internet and redeemed at the Leased Premises, the portion (if any) of the sale price that exceeds Tenant’s actual box-office ticket price; (v) sales price for merchandise returned, (vi) amounts retained by credit card issuers, (vii) sales outside of the ordinary course of business, (viii) amount of credit card sales deemed uncollectible, (ix) advertising revenues including without limitation media, sponsorship, and promotional advertising of any kind, and (x) the receipts of or from so-called “four-wall deals” with a party that is not affiliated with Tenant, except that the portion thereof or other amounts paid to Tenant in connection with such “four-wall deals” shall be included in “Gross Sales” under this Lease. Commissions or surcharges paid to agencies or other third parties not affiliated with Tenant for selling tickets or processing credit card transactions, and any sums paid to third parties not affiliated with Tenant for the use or rental of vending machines, pay telephones, amusement machines and other similar devices shall be deducted from “Gross Sales” (if and to the extent previously included in “Gross Sales”).

     11. Taxes. Notwithstanding any other provision of the Lease or this Amendment to the contrary, if during the ten (10) year period immediately following the Effective Date, any sale or change in ownership of the Premises (or against the Entire Premises, if the Premises are not separately assessed) is consummated by Landlord and, as a result, all or part of the Premises (or Entire Premises, if applicable) are reassessed (a “Reassessment”) for real property tax purposes by the appropriate governmental authority under the terms of Proposition 13 (as adopted by the voters of the State of California in the June 1978 election) or the terms of Article XIIIA of the Constitution of the State of California, then the terms of this Section shall apply. For purposes of this Section, the term “Tax Increase” shall mean that portion of the annual real estate taxes assessed against the Premises (or the Entire Premise, if applicable), as calculated immediately following the Reassessment, that is attributable solely to the Reassessment. Accordingly, a Tax Increase shall not include any portion of the real estate taxes, as calculated immediately following the Reassessment, that is:
     (i) Attributable to the assessment of the value of the Premises (or Entire Premises, if applicable) prior to the Effective Date;
     (ii) Attributable to the annual inflationary increases in real estate taxes; or
     (iii) Attributable to the sale of Landlord’s ownership interest in Tenant on or about the Effective Date, or attributable to the execution of this Amendment or any extension of the Term of this Lease on the Effective Date or thereafter.
During the five (5) year period immediately following the Effective Date, Tenant shall not be obligated to pay any portion of any Tax Increase relating to a Reassessment.
Commencing on the fifth anniversary of the Effective Date, and continuing until the tenth anniversary of the Effective Date, Tenant shall be obligated to pay annually only the portion of a Tax Increase relating to a Reassessment that is equal to (or less than) an increase of four percent (4%) per annum, compounded annually, from the Effective Date, in the annual amount owed by Tenant for real estate taxes under the terms of the Lease, from the annual amount owed by Tenant for real estate taxes under the terms of the Lease in calendar 2006.
The terms and provisions of this Section shall not apply to any increase in real estate taxes which results from or is attributable to any occurrence, fact or circumstance other than a sale by Landlord of Landlord’s interest in the Premises or a transfer effected by Landlord which is treated as a sale by the local taxing authorities under Proposition 13 (excluding those matters identified in clause (iii) above). This Section shall not apply from and after the tenth (10th) anniversary of the Effective Date of this Amendment.
      12. Alterations by Tenant.
     Notwithstanding anything in the Lease to the contrary, the following shall apply and control:
     Tenant shall have the right from time to time, at its sole cost and expense, to make non-structural interior alterations, improvements, or changes in the Leased Premises as Tenant shall deem necessary or beneficial consistent with Tenant’s exclusive use of the Leased Premises as a motion picture theatre complex and if Tenant undertakes such work, Tenant must pursue such work until completion. Tenant shall fully and completely indemnify Landlord against any mechanics’ or other liens in connection with the making of such alterations and changes, and shall pay all costs, expenses, and charges thereof. Alterations, changes and improvements shall be performed in a first-class manner and must comply with all laws, zoning regulations and ordinances, and any conditions on permits issued pursuant thereto. If it is necessary in Tenant’s reasonable judgment to close any of the motion picture screens during the period in which any of Tenant’s work permitted hereunder is performed, said closure(s) shall be effected only in accordance with the provisions governing an “Excused Closure”, as that term is defined in Section 4 of this Amendment.
     13. Rooftop Equipment and Access. Tenant shall have the exclusive right to install, operate, repair, replace and maintain satellite dishes and/or other communication transmission devices (collectively “Rooftop Equipment”) on the roof of the theatre necessary or appropriate to accept any transmission of signals to the theatre for all permitted uses, including without limitation, for movies, advertising, concerts, telecasts, corporate meetings or communications and the like; but Tenant shall be prohibited from entering into any leases or licenses with any third parties for retransmission from such Rooftop Equipment, and Tenant shall not retransmit such signals to a third party outside of the Leased Premises. Landlord shall not use, or permit any person or entity (other than Tenant), to use the roof or exterior walls of the theatre for any purpose whatsoever, and Landlord agrees not to enter into any leases or licenses with third parties for the use of the theater rooftop. Landlord shall be responsible for any damage to the rooftop caused by the Landlord or a third party that enters onto the theatre rooftop with Landlord’s permission, and Landlord shall indemnify and hold Tenant harmless from all loss, cost, damage or expense which Tenant incurs as a result of the acts or omissions of said third party or their agents or employer. Tenant hereby indemnifies and agrees to hold Landlord and Landlord’s successors and assigns harmless from all loss, cost, damage or expense which Landlord incurs as a result of the actions of Tenant, or its agents or employees in installing and utilizing Rooftop Equipment as permitted hereunder. Notwithstanding the foregoing, Tenant’s exclusive rights are subject to any agreements existing on the date hereof and any extensions thereof that may be exercised by the licensee or lessee thereunder regarding Rooftop Equipment. The lessee’s or licensee’s under such agreements may unilaterally extend or renew if and to the extent provided under such agreements, but Landlord may not renew or extend such agreements or extend such agreements unilaterally if such systems interfere with the transmission received by Tenant’s Rooftop Equipment installed pursuant to this Section 12.
     14. Permitted Use and Operations. From and after the Effective Date, Tenant shall be permitted to use and operate the Leased Premises as and only as a first-class motion picture theatre complex whether operated as a so-called “first run” theatre and/or an “art house” theatre. In no event shall Tenant be permitted to operate the Leased Premises as a so-called “second-run” theatre complex or a so-called “adult” theater complex.
     15. Removal of Equipment, Surrender and Demolition. Upon the expiration of the Term or earlier termination of the Lease, and provided Tenant is not in default under the Lease beyond applicable notice and cure periods, and said earlier termination is not due to Tenant’s default under the Lease, then for a period extending forty-five (45) days beyond the date of said expiration or termination, Tenant shall be permitted to remove any and all furniture, fixtures and equipment owned and installed by Tenant in, on or to the Leased Premises. Such removal shall be: (a) at Tenant’s sole cost and expense; (b) conducted in such manner that no liens or claims shall arise or exist in connection therewith; (c) conducted in a manner to avoid unreasonable interference with the activities of Landlord and subsequent tenants or occupants upon the Leased Premises and Tenant shall repair all damages caused by such removal.
     Upon surrender of the Leased Premises by Tenant and removal of its equipment pursuant to the terms of the Lease and this Amendment, Landlord shall be responsible for the cost of any demolition of the Leased Premises and site grading and restoration as a result, except as otherwise provided in the Lease. Such demolition shall be undertaken in Landlord’s sole discretion and at such times, manner and upon such events as Landlord solely shall determine
     16. Alternate Rent. As of the Effective Date and if and for so long as Tenant continues to satisfy the Operating Condition (defined in Section 4 above), then in lieu of Base Rent and Percentage Rent otherwise due under the Lease (but not in lieu of Tenant’s share of real estate taxes or any other amounts payable by Tenant under the Lease, which will continue to be due and payable by Tenant as provided in the Lease), Tenant shall pay to Landlord on a monthly basis an amount equal to twelve percent (12%) of Tenant’s Gross Sales, as defined in Section 10 above. Such amount shall be paid by Tenant monthly in arrears on or before the thirtieth (30th) day after the end of each calendar month. Within sixty (60) days after the end of each fiscal year, Tenant shall provide a written certification of Tenant’s Gross Sales for the prior year, executed by the chief financial officer or controller of Tenant, which shall be subject to the same year-end reporting and reconciliation procedures and the verification and audit rights of Landlord that apply to Percentage Rent under this Lease.
     17. No Obligation To Continuously Operate. Notwithstanding anything to the contrary in the Lease or otherwise, Landlord hereby acknowledges that Tenant shall not be required to continuously operate and open for business in or from the Premises and any election by Tenant to cease operations at the Premises shall not constitute a default or breach of the terms and conditions of the Lease.
     18. Early Termination — Tenant. (i) If, during any consecutive twelve (12) calendar month period after the Effective Date (the “Test Period”), the TLCF (defined on Exhibit “A-2” hereto) for the Leased Premises is less than zero, then Tenant shall have the right, to be exercised by written notice to Landlord at any time when the TLCF over the most current trailing twelve (12) month period was negative or within forty-five (45) days after such Test Period, to terminate the Lease as provided below in this Section; provided, however, that such notice and Tenant’s right to terminate the Lease as provided in this Section shall be void and ineffective unless Tenant shall have satisfied the Operating Condition (defined in Section 4 above) continuously throughout the Test Period. In order to be effective, Tenant’s notice to Landlord under this Section shall include a written certification to Landlord from Tenant’s chief financial officer or controller confirming that the TLCF for the Test Period is less than zero. Provided Tenant has satisfied the aforesaid conditions, then this Lease shall be terminated effective as of the date which is thirty (30) days after the termination notice.

     (ii) If, at anytime during which Tenant is paying Alternate Rent, Tenant reasonably determines that it is necessary or appropriate to undertake in any prospective 12-month period (the “Cap Ex Test Period”), aggregate capital expenditures (i.e., expenditures required to be capitalized rather than expensed under Tenant’s normal income tax accounting procedures) for any repairs and maintenance to the Leased Premises in excess of Fifty Thousand Dollars ($50,000) which Tenant is otherwise unwilling to make, then, Tenant shall have the right and option to terminate the Lease upon thirty (30) days prior written notice to Landlord, subject to the following terms and conditions: (A) Tenant’s notice of termination shall specify in reasonable detail the applicable capital expenditures (the “Cap Ex Projects”), the projected commencement date of each Cap Ex Project and the estimated costs thereof (the “Projected Cap Ex Costs”), prior to incurring same and prior to the commencement of the Cap Ex Test Period; (B) Landlord shall have the ability (but not the obligation) to nullify Tenant’s exercise of the termination option set forth in this subclause (ii) by delivering written notice to Tenant within ten (10) business days after the date of its receipt of Tenant’s termination notice stating either that (1) Landlord shall reimburse Tenant for the amount by which the actual cost incurred by Tenant (within 30 days of receipt of reasonable documentation of such expense) during the Cap Ex Test Period for the identified Cap Exp Projects (but not more than the Projected Cap Ex Costs) exceed $50,000.00, or (2) Landlord waives its right to terminate this Lease pursuant to Section 19 below during the applicable Cap Ex Test Period; (C) if Landlord so nullifies Tenant’s purported termination, then Tenant shall be required to undertake the Cap Ex Projects not later than thirty (30) days after the applicable dates specified in Tenant’s notice of termination and thereafter to diligently prosecute the Cap Ex Projects to completion, at Tenant’s sole cost and expense (subject to reimbursement from Landlord as provided above, if applicable); and (D) if Tenant fails to undertake and complete the identified Cap Ex Projects as aforesaid, then (x) such failure shall constitute a default by Tenant under the Lease, and (y) Landlord’s termination rights under Section 19 below will be immediately reinstated (notwithstanding the waiver pursuant to clause (2) above, if applicable).
     Notwithstanding anything to the contrary set forth in the Lease, including Section 15 above, if Tenant elects to terminate this Lease pursuant to this Section and Landlord demolishes the theatre building of the Leased Premise within twelve (12) months after the date of termination, then Tenant shall reimburse Landlord for the actual out-of-pocket costs incurred by Landlord to demolish the theatre building (including, without limitation, the costs to remove from the Leased Premises all building materials and debris and all footings, foundations, utility lines and other underground installations that serve the Leased Premises and the costs to restore the surface of the Premises to a graded and landscaped surface); provided, however, that Tenant’s reimbursement obligations shall not exceed an amount equal to the product of $7.50 psf multiplied by the ground floor area of the theatre building (in square feet). Tenant shall pay the amount due under this paragraph within thirty (30) days after receiving Landlord’s written demand for reimbursement, which shall include reasonable supporting documentation confirming the costs so incurred by Landlord. Tenant’s obligations under this paragraph shall expressly survive the termination of the Lease.
     19. Early Termination — Landlord. Landlord shall have the right, at anytime after the Effective Date of this Amendment, to terminate this Lease upon not less than thirty (30) days’ prior written notice to Tenant.

     20. California Remedies. Landlord’s remedies upon a default under the Lease shall include, without limitation, the following:
Even though Tenant has breached the Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the Civil Code of the State of California or any successor code section (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.
     21. Termination of Lease and Lessee’s Right to Possession. Section 15.02(C) of the Lease shall be deemed deleted in its entirety and replaced with the following:
     “If an event of default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods) to terminate this Lease, and at any time thereafter recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination. Should Landlord terminate this Lease pursuant to foregoing, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code section. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled at law or in equity, Landlord shall be entitled to recover from Tenant:
     (1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;
     (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided;
     (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided;
     (4) any other amount, and court costs, necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and
     (5) for any other sums due.”

     22. Notices. The notices provisions of the Lease, as the case may be, shall be deemed deleted in their entirety and replaced with the following:
     (a) Except as otherwise expressly and specifically in this Lease provided, a bill, demand, statement, consent, notice or other communication (“notice”) which either party may desire or be required to give to the other party shall be deemed sufficiently given or rendered if in writing, delivered personally to the party to be charged therewith or sent by certified mail (return receipt requested) or private express mail courier service (postage or delivery or courier fees fully prepaid) addressed to such party at the addresses set forth in subparagraph (c) below (including the addresses for copies of notices) and/or at such other address(es) as such party shall designate to the other party by notice given as herein provided. If Landlord is notified of the identity and address of Tenant’s Leasehold Mortgagee, Landlord shall give such party any notice served upon Tenant hereunder to the last known address of such Leasehold Mortgagee as provided by Tenant to Landlord by certified mail or private express courier service. If Tenant is notified of the identity and address of Landlord’s mortgagee, Tenant shall give such mortgagee any notice served upon Landlord hereunder to the last known address of such mortgagee as provided by Landlord to Tenant, by certified mail or private express courier service.
     (b) Any notice given in accordance with the foregoing provisions of this Section shall be deemed effective upon the earlier of (i) if the notice is personally delivered, the date actually received by intended recipient, (ii) if the notice is sent by certified mail, five (5) days after the same is mailed, or (iii) if the notice is sent by private overnight courier service (e.g., Federal Express, DHL or similar courier), one (1) day after the same is delivered to or picked up by such courier. Rejection or refusal to accept a notice or the inability to deliver same because of a changed address of which no notice was given shall be deemed to be a receipt of the notice sent. Notwithstanding any provision to the contrary contained in this Lease, no provision in this Lease shall preclude service of notices in accordance with Section 1162 of the California Code of Civil Procedure or any similar and/or successor code sections.
     (c) Addresses for Notices to Landlord and Tenant.
     Notices are to be delivered, mailed or couriered to the following address(es):

To Landlord:	Syufy Enterprises, L.P.
150 Pelican Way
San Rafael, California 94901
Attention: President

with a copy to:	Syufy Enterprises, L.P.
150 Pelican Way
San Rafael, California 94901
Attention: General Counsel

and a copy to:	DLA Piper
203 North LaSalle
Suite 1900

Chicago, IL 60601
Attention: David Sickle, Esq.

To Tenant:	Century Theatres, Inc.
c/o Cinemark, Inc.
3900 Dallas Parkway
Suite 500
Plano, TX 75093
Attention: Legal Department
Tenant and Landlord may change their respective addresses for purposes of this section by giving written notice of such change to the other.
     23. Miscellaneous Amendments. Notwithstanding anything contained herein to the contrary, whenever any of the terms “Leased Premises”, “Demised Premises” or “Premises” (and whether or not capitalized) is used herein, it shall be understood to mean the “premises leased hereby”; and whenever the term “Entire Premises” is used herein (and whether or not capitalized), it shall be understood to mean all of the contiguous land and buildings owned by Landlord at this location, which include the premises leased hereby. The term “Non-leased Premises” shall mean the Entire Premises less the Leased Premises.
     24. Prior Amendments. All of the provisions of the First Amendment are hereby deleted in their entirety and of no further force and effect except for (i) the first grammatical paragraph of Paragraph A concerning the definition of Consumer Price Index and (ii) Paragraph E concerning the Indemnity and Hold Harmless. The Second Amendment is hereby deemed to be void ab initio — it being the intent of the parties hereto that this Amendment shall replace and restate such Second Amendment in its entirety.
     25. Effect of Amendment. The Amendment modifies and amends the Lease, and the terms and provisions hereof shall supersede and govern over any contrary or inconsistent terms and provisions set forth in the Lease. The Lease, as previously amended and as hereby further amended and modified, remains in full force and effect and is hereby ratified and confirmed. All future references in the Lease to the “Lease” shall mean and refer to the Lease, as amended and modified by this Amendment.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date herein above provided.
Landlord:
SYUFY ENTERPRISES, L.P., a California limited partnership

By:	/s/ Joseph Syufy

Name:

Title:

Tenant:
CENTURY THEATRES, INC., a California corporation

By:	/s/ Raymond Syufy

Name:

Title:

EXHIBIT “A-2”
Definition of Theatre Level Cash Flow
“Theatre Level Cash Flow” shall mean all revenues attributable to the Leased Premises over the applicable measurement period, less expenses clearly attributable to the Leased Premises over the same period as reflected on the applicable individual theatre level cash flow statement calculated by the company using consistent methods and policies as that utilized by the company in determining the theatre cash flow on substantially all of its other individual theatre properties.
Revenues shall include box office receipts (less applicable admission tax), concession receipts (less applicable sales tax), game revenues (less applicable sales tax), pay phone revenue, studio and other rental income, ATM revenue, revenue from tickets redeemed at the theatre from internet or other off-site ticketing (but not related fees charged for such service or revenue from unredeemed tickets), and any other revenues attributable to the operations of the theatre.
Expenses shall include all costs necessary to operate the theatre and theatre, including but not limited to film rental, snack bar cost of sales (net of all applicable rebates from vendors), payroll expenses attributable to employees working at the theatre, advertising costs, security expenses, janitorial expenses, maintenance (excluding capitalized expenses), repairs (excluding capitalized expenses), supplies, utilities, telephone expenses, freight, bank and credit card expense, business tax and licenses, cash shortages, base rent, percentage rent, common area maintenance, property taxes, and insurance.
Expenses specifically excluded include charges for off-site administration costs, income taxes, interest, and depreciation & amortization.
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